SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 1, 2009
Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 1, 2009, Discovery Laboratories, Inc. (the “Company”) issued a press release and on July 2, 2009 held a conference call reporting on the results of its June 2, 2009 end-of-review meeting with the U.S. Food and Drug Administration (FDA).  The meeting was convened to discuss certain issues identified in an April 17, 2009 Complete Response Letter that the FDA had delivered to the Company with respect to the Company’s new drug application for Surfaxin® (lucinactant) for the prevention of Respiratory Distress Syndrome (RDS) in premature infants.  The meeting focused primarily on the Surfaxin fetal rabbit biological activity test (BAT), a quality control stability and release test, and whether (i) data that had been previously submitted to the FDA and generated using both the BAT and a well-established preterm lamb model of RDS adequately supports the comparability between Surfaxin drug product used in Phase 3 clinical trials and the Surfaxin drug product intended to be manufactured for commercial use (“Comparability”), and (ii) the BAT can adequately distinguish change in Surfaxin biological activity over time.

At the meeting, the Company presented a compilation of previously-submitted data from the preterm lamb model and BAT studies, together with a comprehensive statistical evaluation of such data (in the form of a comparative regression analysis) that was intended to establish Comparability to the satisfaction of the FDA.   The FDA stated, for the first time, that an agreement that it had reached with the Company in 2006 and 2008 to allow for establishing Comparability using the preterm lamb and BAT studies is unprecedented and the determination of whether the Company has adequately established Comparability is solely within the FDA’s discretion.  The FDA, for the first time, also stated that data generated from the preterm lamb model and BAT studies must demonstrate, in a point-to-point analysis, the same relative changes in respiratory compliance between both models over time.  Based on this newly-defined standard, the FDA indicated that, from the FDA’s perspective, the data analysis provided by the Company did not meet that standard.  The FDA suggested that the comparability studies in the preterm lamb model and the BAT would not be necessary if the BAT had been implemented to assess Surfaxin drug product used in the Phase 3 clinical trials.  As an alternative to demonstrating Comparability using the preterm lamb model and BAT, the FDA suggested that the Company could consider conducting a limited clinical trial employing only the BAT as a path forward to Surfaxin approval.

Although the Company could consider conducting a limited clinical trial to establish Comparability and potentially gain approval of Surfaxin, the Company believes that, given its strategic and financial priorities, it is more prudent to focus resources on the ongoing lyophilized and aerosolized surfactant development programs, including Surfaxin LS™ and Aerosurf®.  The Company believes that Surfaxin LS™ and Aerosurf® have the potential to greatly advance the management of RDS and treat more patients suffering from RDS, while creating a significant economic opportunity.

In addition, at the June 2 meeting, with respect to the BAT, (a) the FDA commented that the data presented appears to confirm that the BAT can distinguish active from inactive drug product (although it had previously questioned whether the BAT, when compared to the preterm lamb model, could adequately monitor Surfaxin biological activity over time), and (b) the Company advised the FDA of ongoing efforts to further refine the BAT in accordance with the Company’ continuing quality improvement initiatives.  The Company believes that the BAT, as an ICH validated method, represents an acceptable quality control test to assess biological activity and is continuing to employ the BAT during the conduct of ongoing clinical trials addressing Acute Respiratory Failure and Cystic Fibrosis, consistent with guidance from the FDA, and plans to use the BAT in its pending clinical programs, Surfaxin LS and Aerosurf for RDS.

With respect to ongoing regulatory activities for Surfaxin, the Company has submitted proposed corrections and additions to the formal FDA minutes.  Following finalization of the meeting minutes, the Company will determine its next course of action with respect to the Surfaxin NDA, which may entail further interaction with the FDA to assess whether Surfaxin approval can be gained without additional clinical trials, or potentially exercising its right of appeal through the FDA’s Formal Dispute Resolution process.

The press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated July 1, 2009

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ Robert J. Capetola
Name: Robert J. Capetola, Ph.D.
Title: President and Chief Executive Officer

Date:  July 2, 2009